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                                                                    EXHIBIT 3.18

                       TAYLOR MANUFACTURING HOLDINGS, LLC

                       LIMITED LIABILITY COMPANY AGREEMENT

                  THIS LIMITED LIABILITY COMPANY AGREEMENT of Taylor Manufacturing Holdings, LLC (the "Company"), is made as of December 24, 2002, by and among Taylor Publishing Company, the single member of the Company (the "Member"), and any persons hereafter admitted to the Company pursuant to Section 8 hereof (collectively with the Member, the "Members").

                              Preliminary Statement

                  The Member has caused the Company to be formed as a limited liability company under the Delaware Limited Liability Company Act, 6 Del.
C. Sections 18-101, et seq., as amended from time to time (the "Act") on December 24, 2002.

                  Accordingly, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                  1. NAME. The name of the Company is Taylor Manufacturing Holdings, LLC. The name of the Company may be changed from time to time by the Member in its sole discretion.

                  2. PURPOSE. The Company is organized for the purpose of engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

                  3. TERM. The Company shall have a perpetual existence until dissolved in accordance with Section 9 hereof.

                  4. REGISTERED OFFICE. The Company shall maintain a registered office in Delaware at: National Corporate Research, Ltd., 615 South DuPont Highway, County of Kent, City of Dover, Delaware 19901. Such office may be changed from time to time by the Member. The business of the Company shall be in such place or places as the Member shall determine in its sole discretion.

                  5. REGISTERED AGENT. The Company shall maintain a registered agent in Delaware at: National Corporate Research, Ltd., 615 South DuPont Highway, County of Kent, City of Dover, Delaware 19901. Such agent may be changed from time to time by the Member.

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                  6.       MEMBERS. The name and the business address of the
Members are as follows:


       Name                                          Address
       ----                                          -------
Taylor Publishing Company                   1550 West Mockingbird Lane
                                            Dallas, Texas 75235

                  7. MANAGEMENT. Except to the extent otherwise expressly provided in this Agreement or required by the Act or other applicable law, the management, operation and control of the Company shall be vested in single Manager (the "Manager") within the meaning of Act, who shall have the full power and authority, on behalf of the Company, to take any action of any kind not inconsistent with the provisions of this Agreement and to do anything and everything he deems necessary or appropriate to carry on the business and purposes of the Company. The Manager is, to the extent of its rights and powers set forth in this Agreement, an agent of the Company for the purpose of the Company's business, and the actions of the Manager taken in accordance with such rights and powers shall bind the Company. The Manager may, in his discretion, appoint officers to whom he may delegate some or all of the power and authority of the Manager set forth in this Agreement. The Manager shall be appointed by the Member and shall serve in such capacity until the earliest to occur of his death, disability, resignation or removal by the Member. The initial Manager shall be William Pruellage.

                  8. ADMISSION OF ADDITIONAL OR SUBSTITUTE MEMBERS. The Company may admit substitute or additional Members at the Member's discretion.

                  9. DISSOLUTION. The Company shall be dissolved and its affairs shall be wound up upon the determination of the Member.

                  10. CAPITAL CONTRIBUTIONS. The Members shall make capital contributions to the Company as determined by the Member. The Members' initial capital contributions are reflected on Schedule A hereto. The capital account of each Member shall be in an amount equal to such Member's initial capital contribution, if any, adjusted from time to time for additional contributions, withdrawals, allocations of profit and loss and other appropriate items in accordance with this Agreement. No Member shall have any obligation to make additional capital contributions to the Company. Membership interest herein shall be uncertificated.

                  11. WITHDRAWALS. Each Member may make withdrawals from its capital account upon 45 days' prior written notice to the Member. Upon receipt of such notice, the Member shall use its commercially reasonable efforts to cause such amount to be withdrawn from the Company and distributed to such Member. Any amount so distributed to such Member shall reduce its capital account as of the date of such withdrawal.

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                  12.      DISTRIBUTIONS. Distributions shall be made to the
Members at the times and in the aggregate amounts determined by the Member.

                  13. LIABILITY OF THE MEMBERS. The Members shall not have any liability for the obligations or liabilities of the Company except to the extent expressly provided in the Act.

                  14. BENEFITS OF AGREEMENT. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or of any Member.

                  15. INTEGRATION. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith.

                  16. HEADINGS. The titles of sections of this Agreement are for convenience of reference only and shall not define or limit any of the provisions of this Agreement.

                  17. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the conflicts of law principles of such State.

                  18. AMENDMENTS. This Agreement may be amended only by written instrument executed by the Member.

      [Remainder of page intentionally left blank. Signature page follows]

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                  IN WITNESS WHEREOF, the undersigned have duly executed this
Limited Liability Company Agreement as of the date first above written.

                                                   TAYLOR PUBLISHING COMPANY

                                                   By: /s/ Sherice P. Bench
                                                      -------------------------
                                                       Name:  Sherice P. Bench
                                                       Title: CFO

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                                   SCHEDULE A

                          Initial Capital Contribution

         Name                               Capital Contribution                 Percentage Interest
         ----                               --------------------                 -------------------
Taylor Publishing Company                TPC's 99% limited partner                       100%
                                         interest in Taylor Publishing
                                         Manufacturing, L.P.